Exhibit 15

The Allstate Corporation
2775 Sanders Road
Northbrook, IL 60062-6127

    We have reviewed, in accordance with standards established by the American Institute of Certified Public Accountants, the unaudited interim financial information of The Allstate Corporation and subsidiaries for the periods ended March 31, 2001 and 2000, as indicated in our report dated May 11, 2001. Because we did not perform an audit, we expressed no opinion on that information.

    We are aware that our report referred to above, which was included in your quarterly report on Form 10-Q for the quarter ended March 31, 2001 is being used in this Registration Statement.

    We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

                      /s/ DELOITTE & TOUCHE LLP

                      Deloitte & Touche LLP

Chicago, Illinois
May 14, 2001